Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of PowerFleet, Inc. on Form S-8 to be filed on or about August 11, 2021 of our report dated April 1, 2019, on our audit of the consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows of I.D. Systems, Inc. and Subsidiaries for the year ended December 31, 2018, and the related notes and financial statement schedule, which report was included in the Annual Report on Form 10-K filed on March 22, 2021.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
August 11, 2021